EXHIBIT 10.22

                             PROMISSORY NOTE

                                                      May 1, 1997

     U.S. $ 100,000,000                      Due:  April 30, 1998


          On April 30, 1998, for value received, IBP, inc., (the "Borrower"), unconditionally hereby promises to pay to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS
     ASSOCIATION (the "Bank"), its assignees, transferees or any ultimate holder of this promissory note ("Note"), at 231 South LaSalle Street, Chicago, Illinois 60697, in immediately available funds, the principal amount of One Hundred Million Dollars (US $100,000,000) or, if less, the aggregate principal amount of all outstanding Advances made by the Bank from time to time together with accrued interest thereon at the rates and the times set forth in this Note.

          The Bank is authorized to endorse the amount and the date on which each Advance is made, the maturity and each payment of principal with respect thereto, on the schedule annexed hereto and made a part hereof, or continuations thereof which shall be attached hereto and made a party hereof; provided, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Borrower under this Note.

     1.   Interest; Amounts; Use of Proceeds.

          (a)  LIBOR Advance.  The principal amount of each LIBOR
     Advance under this Note shall bear interest from the date made until paid in full at a rate per annum (computed on the basis of a 360-day year and actual days elapsed) equal to the LIBOR Rate (hereinafter defined) plus sixteen and one-half basis points for the Interest Period (hereinafter defined) selected by the Borrower by giving the Bank telephonic notice (promptly confirmed in writing) no later than 10:30 a.m. (Chicago time) three (3) Banking Days prior to the commencement of such Interest Period.

          (b) Amounts. Each Advance shall be in a minimum amount of $5,000,000 with additional increments of $1,000,000. Each
     Advance may be repaid and reborrowed by the Borrower. Upon the occurrence of an Event of Default under this Note, the unpaid principal amount of this Note shall bear interest until paid in full at a rate per annum equal to the Bank's Base Rate (hereinafter defined) in effect from time to time plus two percent (2%) and shall be payable on demand ("Default Rate").

          (c) Use of Proceeds. The Borrower shall use the proceeds of the Advances made under this Note for working capital, general corporate purposes and acquisitions; provided, however, that no Advance made hereunder shall be in contravention of any requirement of law, including, without limitation, Regulation U, or shall be used to finance a "hostile" acquisition.

     2.  Definitions.

          "Banking Day" is a day on which banks are open for business in California, Illinois and New York.

          "Base Rate" means the higher of (i) the Reference Rate (as hereinafter defined) and (ii) the Daily Federal Funds Rate (as hereinafter defined) plus one half percent (1/2%). "Reference Rate" means the rate of interest publicly announced from time to time by Bank in Chicago, Illinois, as its reference rate; it is a rate set by Bank based upon various factors including Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below the Reference Rate; and any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change. "Daily Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal
     Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a day on which the Banks are open in New York, New York ("Domestic Banking Day"), for the next proceeding Domestic Banking Day) by the Federal Reserve Bank of
     New York, or, if such rate is not so published for any day which is a Domestic Banking Day, the average of the quotations for such day on such transactions received by Bank from three (3) Federal funds brokers of recognized standing selected by it.

          "Interest Period" is the period selected by the Borrower in connection with the selection by the Borrower of an interest rate based on LIBOR. Such Interest Period must commence on a Banking Day and may be for a period of one, two, three or six months (or such other period mutually agreed upon by the Borrower and the Bank); provided, however, that no Interest Period shall extend beyond the Principal Payment Date. In addition, payments of accrued interest on any Advance shall be paid on the ninetieth (90th) day of any Interest Period which extends beyond three months. Subsequent Interest
     Periods, if any, shall commence on the last day of the preceding Interest Period or, if not immediately following another Interest Period, on the date advised to the Bank by the Borrower. No Interest Period may end on a date occurring after April 30, 1998.

          "LIBOR Advance" means an Advance based on the LIBOR
     Rate.

          "LIBOR Rate" means, for any Interest Period, with respect to LIBOR Advance comprising part of the same borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank as follows:

     LIBOR Rate =                  LIBOR
                   -----------------------------------------
                    1.00  -  Eurodollar Reserve Percentage

     Where,

          "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

          "LIBOR" means the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the next
     1/16th of 1%) of the rates of interest per annum notified to the Bank as the rate of interest at which dollar deposits in the approximate amount of the amount of the Advance to be made or continued as, or converted into, a LIBOR Advance and having a maturity compatible to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "Principal Payment Date" means April 30, 1998 and is the date that the principal amount of each Advance together with interest thereon shall be paid in full. Any payment of principal or interest due on a day which is not a Banking Day shall be paid on the Banking
     Day immediately preceding the day when due.

     3.   Prepayment.

          LIBOR Advances may be prepaid at any time provided that the Borrower notifies the Bank of the prepayment no later than 10:30 a.m. three Banking Days before the proposed prepayment. All prepayments must be in the minimum principal amount of $5,000,000 with additional increments of $1,000,000. Such prepayments shall include accrued interest and any breakage costs as set forth in Section 4. Any amount which is not paid hereunder when due shall bear interest at the Default Rate until paid in full.

     4.   Increased Costs Associated with LIBOR.

          Borrower shall reimburse Bank, upon demand, for the cost of all reserves applied or allocated by Bank during the periods Borrower selects an interest rate based on LIBOR. If any amount of principal of a LIBOR Advance is not converted on the last day of the relevant Interest Period, Bank shall, at its option, convert such borrowing into a Base Rate borrowing. In addition, Borrower shall reimburse Bank for any loss, cost or expense in liquidating or employing deposits as the result of the Borrower prepaying or converting an Advance on other than the last day of an Interest Period. Further, Borrower shall reimburse Bank, upon demand, for costs incurred, losses suffered or payments made by Bank by reason of any present or future reserve, deposit or similar requirement (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve
     System) imposed on the Bank or its assets or liabilities by any regulatory authority in connection with any LIBOR Advance and in determining such amount, Bank shall use any reasonable averaging and attribution methods.

          Borrower agrees to make all payments hereunder free and clear of any deductions and agrees to pay any present or future taxes or charges due with respect to such payments which may be imposed by any governmental authority, except net income taxes of Bank imposed by any jurisdiction.

          Bank shall have no obligation to offer an interest rate based on LIBOR if either of the following described events has occurred and is continuing:

          (a) Dollar deposits in the principal amount and for periods equal to the Interest Periods selected by Borrower in connection with a LIBOR-based interest rate are not available in the offshore dollar interbank markets;

          (b) LIBOR does not accurately reflect the cost of carrying the loan.

     5.   Facility Fees.

          The Borrower shall pay the Bank a facility fee of 6 basis points per annum and calculated on the maximum principal amount of this Note on a 360 day basis. Such fee shall be payable quarterly in arrears, commencing on June 30, 1997 and on the last day of each September, December and March occurring thereafter and on the Principal Payment Date.

     6.   Credit Agreement.

          The Borrower agrees that Sections 8, 9, 10, 11, 12, 13, 18.8, 18.12, 18.15, and 19 of that certain Amended and Restated Multi-Year Credit Agreement made between the Borrower, the Bank, as Co-
     Agent, and First Bank National Association, as Administrative Agent, and various other banks signatory thereto dated as of December 20, 1995 and as amended from time to time ("Credit Agreement") in effect on the date hereof are hereby incorporated into this Note by reference as though such Sections were specifically set forth herein and the representations and warranties of the Credit Agreement were made with respect to this Note on the date hereof. For the purposes of this Section, the references in the Credit Agreement incorporated herein to Notes, Advances, Loans or borrowings shall be read as if they referred to this Note and the loan made hereunder. Any provision providing for action by, or delivery or notice to, the "Administrative Agent," "Co-Agent," "Majority Banks", or "Banks", as the case may be, shall be read as if it requires action only by the Bank or delivery or notice to the Bank. Any amendment or modification to the Credit Agreement shall also be incorporated by reference herein provided the Bank, or an authorized affiliate, expressly agrees to such modification or amendment.

     7.   No Amendments.

          The Borrower represents and warrants that since April 30, 1997 there have been no amendments to the Credit Agreement and agrees that the provisions of the Credit Agreement in effect as of the date hereof shall continue unchanged and in full force and effect with respect to this Note, notwithstanding the payment of all of the indebtedness under the Credit Agreement and the notes issued thereunder, or any amendment thereto or waiver given by any person of any provisions thereof.

     8.   Events of Default.

          The occurrence of any of the following events shall terminate any obligation of Bank to make disbursements under this Note and at the option of Bank shall make all sums of interest and principal hereunder immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or other notices or demands of any kind or character:

          (a) Default in the payment when due of any sum outstanding under this Note; or

          (b) The occurrence of an Event of Default as defined in the Credit Agreement.

     9.  Conditions Precedent.

          Borrower shall deliver to Bank (a) no later than 30 days after the date of this Note, a copy of a corporate resolution of Borrower in form and substance satisfactory to Bank ratifying and authorizing the borrowings provided for herein, certified as of the date hereof as being in full force and effect by the Secretary or Assistant Secretary of Borrower and (b) a certificate of incumbency showing the original signatures of those persons authorized to execute and deliver this Note. As of the date hereof, the Borrower reaffirms the representations and warranties to the Bank contained in Section 8 of the Credit Agreement and incorporated by reference herein.

     10.   Notices.

          All notices and communications pursuant to this Note shall be given as follows:

          (a) If to Borrower, such communications shall be delivered or mailed to:

               IBP, inc.
               Department 152 - A
               P. O. Box 515
               Dakota City, Nebraska  68731

               Attention:  Treasury Services

          (b)  If to Bank, at:

               Bank of America National Trust
                   and Savings Association
               231 South LaSalle Street
               Chicago, Illinois  60697

               Attention:  G. Buron Queen, Managing Director

     11.   Law.

          This Note shall be construed pursuant to the laws of the State of Illinois, and Borrower hereby submits to the jurisdiction of the courts, federal and state, sitting in Illinois for all purposes connected with interpretation or enforcement of this Note.

     12.   Assignments.

          The provisions of this Note shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Bank. The Bank may, with the written consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld), assign all, or any ratable part of all, of the Advances and the other rights and obligations of the Bank hereunder.

     13.   Waiver; Expenses.

          The failure of Bank to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. Borrower agrees to pay reasonable attorneys' fees and allocated costs of Bank's staff counsel and all out-of-pocket costs and expenses incurred in the enforcement of this Note. If Bank exercises its right to accelerate payment of this Note in accordance with the provisions hereof, Borrower shall, in addition to all other sums due Bank, pay to Bank, on demand therefore, such amount as determined by Bank as will compensate Bank for the amount by which the rate of interest on the loan based on LIBOR prior to such acceleration exceeds the rate of return to Bank on relending or reinvesting to the original maturity date hereof the funds to be repaid to Bank in connection with the acceleration of this Note.


                                        IBP, inc.


                                        By:   /s/ John N. Borgh
                                              --------------------
                                               John N. Borgh
                                        Title: V.P. & Treasurer